FORM 3
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

QUEVEDO        BENITO
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(Last)         (First)              (Middle)

6905 N.W. 25TH STREET
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               (Street)

MIAMI          FLORIDA      33122
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(City)         (State)      Zip

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2. Date of Event Requiring Statement
   (Month/Day/Year)
   JUNE 12, 1998

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3. IRS Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

                          AVIATION SALES COMPANY "AVS"

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5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   ___ Director                                ___ 10% Owner
    X  Officer (give title below)              ___ Other (specify below)

      PRESIDENT OF AVIATION SALES MAINTENANCE, REPAIR & OVERHAUL COMPANY,
                             A SUBSIDIARY OF ISSUER

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6. If Amendment, Date of Original
   (Month/Day/Year)
   N/A

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7. Individual or Joint/Group Filing (Check applicable line)

   X  Form filed by One Reporting Person
   __ Form filed by More than One Reporting Person


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             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                                     3. Ownership Form:
                         2. Amount of Securities        Direct (D) or       4. Nature of Indirect
1. Title of Security        Beneficially Owned          Indirect (I)           Beneficial Ownership
--------------------     -----------------------     ------------------     -----------------------
COMMON STOCK, PAR               176,939                      D
VALUE $.001 PER SHARE
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


FORM 3 (CONTINUED)
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                       2. Date Exercisable and    3. Title and Amount of Securities                     5. Ownership
                          Expiration Date            Underlying Derivative Security                        Form/
                          (Month/Day/Year)        ---------------------------------  4. Conversion or      Derivative  6. Nature of
1. Title of            ------------------------                          Amount or      Exercise Price     Security:      Indirect
   Derivative          Date          Expiration                          Number of      of Derivative      Direct(D) or   Beneficial
   Security            Exercisable   Date         Title                  Shares         Security           Indirect(I)    Ownership
--------------------   -----------   ----------   --------------------   ---------   --------------     ------------   -------------
STOCK OPTIONS          (1)           6/11/03       COMMON STOCK, PAR        25,000        35.25                D
                                                   VALUE $.001 PER SHARE
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

Explanation of Responses:

(1) OPTIONS ARE EXERCISABLE IN THREE EQUAL ANNUAL INSTALLMENTS WITH THE FIRST INSTALLMENT COMMENCING ON 6/12/98.

**Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                   /s/ Benito Quevedo                              2/4/99
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                   Signature of Reporting Person                    Date
                   BENITO QUEVEDO